Exhibit 10.7

REINSTATEMENT PREMIUM PROTECTION

REINSURANCE AGREEMENT

UNITED PROPERTY AND CASUALTY INSURANCE COMPANY

St: Petersburg, Florida

EFFECTIVE:     June 1, 2008

EXPIRATION:  June 1, 2009

BMS

REINSTATEMENT PREMIUM PROTECTION REINSURANCE AGREEMENT

TABLE OF CONTENTS

ARTICLE	DESCRIPTION	PAGE
1	Business Reinsured	1
2	Term	1
3	Concurrency of Conditions	2
4	Premium	2
5	Notice of Loss and Loss Settlements	3
6	Salvage and Subrogation	4
7	Offset	4
8	Unauthorized Reinsurance	4
9	Taxes	6
10	Currency	6
11	Delay, Omission or Error	6
12	Access to Records	6
13	Arbitration	7
14	Service of Suit	9
15	Insolvency	9
16	Third Party Rights	10
17	Severability	10
18	Confidentiality	10
19	Entire Agreement	11
20	Law and Jurisdiction	11
21	Intermediary	11
22	Mode of Execution	11

BMS

REINSTATEMENT PREMIUM PROTECTION REINSURANCE AGREEMENT

issued to

UNITED PROPERTY AND CASUALTY INSURANCE COMPANY

St Petersburg, Florida

(hereinafter referred to as the “Company”)

by

the Subscribing Reinsurers executing the

attached Interests and Liabilities Contract

(hereinafter referred to as the “Reinsurer”)

ARTICLE 1

BUSINESS REINSURED

By this Agreement the Reinsurer agrees to indemnify the Company for 100% of any net reinstatement premium which the Company pays or becomes liable to pay as a result of loss occurrences commencing during the Term of this Agreement under the provisions of the First Layer of the Company’s Property Catastrophe Excess of Loss Reinsurance Agreement, (BMS Policy No, A84522005, Schedule A) effective June 1, 2008 (hereinafter referred to as the “Original Agreement”), subject to the terms, conditions and limitations hereinafter set forth.

ARTICLE 2

TERM

This Agreement shall become effective at 12:01 a.m., Local Standard Time at the location where the loss occurrence commences, June 1, 2008, with respect to reinstatement premium payable by the Company under the provisions of the original Agreement as a result of losses arising out of loss occurrences commencing at or after that time and date, and shall remain in full force and effect until 12:01 a.m. Local Standard Time at the location where the loss occurrence commences, June 1, 2009.

The Company may terminate or reduce a Subscribing Reinsurer’s percentage share in this Agreement at any time by giving prior written notice to the Subscribing Reinsurer by certified mail in the event of any of the following:

1)	The Subscribing Reinsurer’s policyholders’ surplus falls by 20% or more; or

2)	A State Insurance Department or other legal authority orders the Subscribing Reinsurer to cease writing business; or

3)

The Subscribing Reinsurer has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary), or there has been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or

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trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operation; or

4)	The Subscribing Reinsurer has become merged with, acquired or controlled by any company, corporation, or individual(s) not controlling the Subscribing Reinsurer’s operations previously; or

5)	The Subscribing Reinsurer ceases assuming new and renewal property treaty reinsurance business; or

6)	The Subscribing Reinsurer’s A.M. Best’s or Standard and Poor’s rating is downgraded below A.

In the event the Company terminates or reduces a Subscribing Reinsurer’s percentage share in accordance with this paragraph, the termination or reduction will be effective for losses occurring on or after the date of the written notice to the Subscribing Reinsurer and the premium due to the Subscribing Reinsurer for any reduced percentage share for the Agreement Year will be reduced on a pro rata basis for the portion of the Agreement Year which is unexpired as of that date. If a loss has been paid under this Agreement or a Subscribing Reinsurer’s share is terminated after November 30, 2008 then no such return premium shall be made.

For the purpose of this clause Full Premium shall mean the fully adjusted premium that would have been earned by the Reinsurer for the period of this Reinsurance Agreement had it not been terminated, taking into account any minimum premium condition and including any reinstatement premium in respect of losses occurring prior to the date of termination.

Should this Agreement expire while a loss covered hereunder is in progress, the Reinsurer shall be responsible for the loss in progress in the same manner and to the same extent it would have been responsible had the Agreement expired the day following the conclusion of the loss in progress.

ARTICLE 3

CONCURRENCY OF CONDITIONS

It is agreed that this Agreement will follow the terms, conditions, exclusions, definitions, warranties and settlement of the Company under the Original Agreement, which are not inconsistent with the provisions of this Agreement.

The Company shall advise the Reinsurer of any material changes in the Original Agreement which may affect the liability of the Reinsurer under this Agreement.

ARTICLE 4

PREMIUM

A.	As premium for the reinsurance provided hereunder for the Term of this Agreement, the Company shall pay the Reinsurer the product of the following:

1.	A “Reinstatement Factor” of 1.27 times

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2.	The Final Adjusted Rate on Line under the Original Agreement; times

3.	The final adjusted premium paid by the Company under the Original Agreement.

“Final Adjusted Rate on Line” as used herein shall mean the final adjusted premium paid by the Company under the Original Agreement divided by $43,004,587.

B.

The Company shall pay the Reinsurer a deposit premium of $6,697,964, which is payable in four installments. The first three installments of $1,674,491 on July 1, 2008, October 1, 2008, and January 1, 2009. The fourth installment shall be equal to the adjusted deposit premium, computed in accordance with paragraph C below and is due as promptly as possible after the reinsurance premium under the Original Agreement has been finally determined. However, in the event this Agreement is terminated, there shall be no deposit premium installments due after the effective date of termination.

C.	“Adjusted Deposit Premium” as used herein shall mean:

1.	The premium due hereunder, computed in accordance with the paragraph A above; less

2.	The first, second and third installments paid in accordance with paragraph B above.

D.

As promptly as possible after the reinsurance premium under the Original Agreement has been finally determined, the Company shall provide a report to the Reinsurer setting forth the premium due, computed in accordance with the paragraph A above, and the adjusted deposit premium, computed in accordance with paragraph C above. In the event this Agreement is terminated prior to April 1, 2009, any additional premium due the Reinsurer or return premium due the Company shall be remitted promptly.

E.	At the beginning of each Agreement Quarter, the Company shall furnish the Reinsurer with such information as the Reinsurer may require to complete its Annual Convention Statement.

F.

“Agreement Quarter” as used herein shall mean each of the following periods; June 1 through August 31 of 2008; September 1 through November 30 of 2008; December 1, 2008 through February 28, 2009; and March 1 through May 31 of 2009.

ARTICLE 5

NOTICE OF LOSS AND LOSS SETTLEMENTS

The Company shall notify the Reinsurer promptly of all claims which, in the opinion of the Company, may involve the Reinsurer, and of all subsequent developments regarding these claims which may materially affect the position of the Reinsurer. The notification shall be made in the form of a report, submitted no less frequently than on a quarterly basis, that details losses paid and expected Ultimate Net Losses for each claim related to a Loss Occurrence subject to this Agreement.

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All loss settlements made by the Company, provided they are within the terms of the Company’s original policies and of this Agreement, shall be binding upon Reinsurers and amounts falling to the share of Reinsurers shall be payable without delay upon reasonable evidence of the amount being given by the Company.

ARTICLE 6

SALVAGE AND SUBROGATION (BRMA 47E)

The Reinsurer shall be credited with salvage or subrogation recoveries (i.e., reimbursement obtained or recovery made by the Company, less loss adjustment expense incurred in obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. Salvage thereon shall always be used to reimburse the excess carriers in the reverse order of their priority according to their participation before being used in any way to reimburse the Company for its primary loss. The Company hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights.

ARTICLE 7

OFFSET (BRMA 36C)

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of the Agreement. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.

ARTICLE 8

UNAUTHORIZED REINSURANCE

(Applies only to a Reinsurer who does not qualify for full credit with any insurance regulatory authority having jurisdiction over the Company’s reserves.)

As regards policies or bonds issued by the Company coming within the scope of this Agreement, the Company agrees that when it shall file with the insurance regulatory authority or set up on its books reserves for unearned premium and losses covered hereunder which it shall be required by law to set up, it will forward to the Reinsurer a statement showing the proportion of such reserves which is applicable to the Reinsurer. The Reinsurer hereby agrees to fund such reserves in respect of unearned premium (including but not limited to, the unearned portion of any deposit premium installment), known outstanding losses that have been reported to the Reinsurer and allocated loss adjustment expense relating thereto, and losses and allocated loss adjustment expense paid by the Company but not recovered from the Reinsurer, including all case reserves plus any reasonable amount estimated to be unreported from known Loss Occurrences as shown in the statement prepared by the Company (hereinafter referred to as “Reinsurer’s Obligations”) by funds withheld, cash advances or a Letter of Credit. The Reinsurer shall have the option of determining the method of funding provided it is acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves.

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When funding by a Letter of Credit, the Reinsurer agrees to apply for and secure timely delivery to the Company of a clean, irrevocable and unconditional Letter of Credit issued by a bank and containing provisions acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves in an amount equal to the Reinsurer’s proportion of said reserves. Such Letter of Credit shall be issued for a period of not less than one year, and shall be automatically extended for one year from its date of expiration or any future expiration date unless thirty (30) days (sixty (60) days where required by insurance regulatory authorities) prior to any expiration date the issuing bank shall notify the Company by certified or registered mail that the issuing bank elects not to consider the Letter of Credit extended for any additional period.

The Reinsurer and Company agree that the Letters of Credit provided by the Reinsurer pursuant to the provisions of this Agreement may be drawn upon at any time, notwithstanding any other provision of this Agreement, and be utilized by the Company or any successor, by operation of law, of the Company including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company for the following purposes, unless otherwise provided for in a separate Trust Agreement:

(a)	to reimburse the Company for the Reinsurer’s Obligations, the payment of which is due under the terms of this Agreement and which has not been otherwise paid;

(b)	to make refund of any sum which is in excess of the actual amount required to pay the Reinsurer’s Obligations under this Agreement;

(c)

to fund an account with the Company for the Reinsurer’s Obligations. Such cash deposit shall be held in an interest bearing account separate from the Company’s other assets, and interest thereon not in excess of the prime rate shall accrue to the benefit of the Reinsurer;

(d)	to pay the Reinsurer’s share of any other amounts the Company claims are clue under this Agreement.

In the event the amount drawn by the Company on any Letter of Credit is in excess of the actual amount required for (a) or (c), or in the case of (d), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn. All of the foregoing shall be applied without diminution because of insolvency on the part of the Company or the Reinsurer.

The issuing bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company.

At annual intervals, or more frequently as agreed but never more frequently than quarterly, the Company shall prepare a specific statement of the Reinsurer’s Obligations, for the sole purpose of amending the Letter of Credit, in the following manner:

(a)	If the statement shows that the Reinsurer’s Obligations exceed the balance of credit as of the statement date, the Reinsurer shall, within thirty (30) days after receipt of

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notice of such excess, secure delivery to the Company of an amendment to the Letter of Credit increasing the amount of credit by the amount of such difference.

(b)

If, however, the statement shows that the Reinsurer’s Obligations are less than the balance of credit as of the statement date, the Company shall, within thirty (30) days after receipt of written request from the Reinsurer, release such excess credit by agreeing to secure an amendment to the Letter of Credit reducing the amount of credit available by the amount of such excess credit.

ARTICLE 9

TAXES

The Company will be liable for taxes (except Federal Excise Tax) on premiums reported to the Reinsurer hereunder.

Federal Excise Tax applies only to those Reinsurers, excepting Underwriters at Lloyd’s London and other Reinsurers exempt from the Federal Excise Tax, who are domiciled outside the United States of America.

The Reinsurer has agreed to allow for the purposes of paying the Federal Excise Tax 1% of the premium payable hereon to the extent such premium is subject to Federal Excise Tax.

In the event of any return of premium becoming due hereunder the Reinsurer will deduct 1% from the amount of the return of the Company or its agent should take steps to recover the Tax from the U.S. Government.

ARTICLE 10

CURRENCY

The currency to be used for all purposes of this Agreement shall be United States of America currency.

ARTICLE 11

DELAY, OMISSION OR ERROR

Any inadvertent delay, omission or error shall not be held to relieve either party hereto from any liability which would attach to it hereunder if such delay, omission or error had not been made, providing such delay, omission or error is rectified upon discovery.

ARTICLE 12

ACESS TO RECORDS

The Reinsurers or their designated representatives shall have free access at any reasonable time to all records of the Company which pertain in any way to this Agreement.

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ARTICLE 13

ARBITRATION

Conditions Precedent As a condition precedent to any right of action under this Agreement, any dispute arising out of or in connection with this Agreement between the Company and any Reinsurer hereon (whether or not arising during the term of this Agreement or after expiration or termination of this Agreement), other than as to its actual formation or validity but including interpretation or implementation of its terms, will be submitted to the decision of a board of arbitration composed of two (2) arbitrators and an umpire meeting at a site in the city or town in which the Company is domiciled.

Submission to Arbitration Notice requesting arbitration or any other notice made in connection therewith will be in writing and sent certified or registered mail, return receipt requested. The notice requesting arbitration will state in particular all issues to be resolved in the view of the claimant, will appoint the arbitrator selected by the claimant and will set a date for the hearing, which date will be no sooner than ninety (90) days and no later than one hundred and fifty (150) days from the date that the notice requesting arbitration is mailed. Notwithstanding the foregoing, the board, at its discretion, may defer the date for hearing, but it is the express intention of the parties that any dispute shall be expeditiously and timely resolved but with all due consideration to the rights of the respective parties and the board shall be mindful of this intent. Within thirty (30) days of receipt of the claimant’s notice, the respondent will notify the claimant of any additional issues to be resolved in the arbitration and of the name of its appointed arbitrator.

Arbitrator Board Membership The arbitrators will be active or retired disinterested officials of insurance or reinsurance companies or Underwriting Members of Lloyd’s who have experience of the class of business which is the subject matter of this Agreement. The Company and the Reinsurer as aforesaid will each appoint an arbitrator and the two (2) arbitrators will choose and appoint an umpire who will be an active or retired disinterested official of an insurance or reinsurance company or an Underwriting Member of Lloyd’s or an attorney before instituting the hearing. If the respondent fails to appoint its arbitrator within thirty (30) days after having received the claimant’s written request for arbitration, the claimant is authorised to and will appoint the second arbitrator, If the two (2) arbitrators fail to agree upon the appointment of an umpire within thirty (30) days after notification of the appointment of the second arbitrator, within ten (10) days thereof, the two (2) arbitrators will request the American Arbitration Association to appoint an umpire for the arbitration with the qualifications set forth above in this Article. Notwithstanding the appointment of an umpire by the American Arbitration Association, the arbitration proceedings shall not be governed by the American Arbitration Association’s commercial arbitration rules. The umpire will promptly notify in writing all parties to the arbitration of his selection.

Submission of Briefs The claimant and respondent will each submit initial briefs to the board of arbitration outlining the issues in dispute and the basis and reasons for their respective positions within thirty (30) days of the date of notice of appointment of the umpire. The claimant and the respondent may submit reply briefs within ten (10) days after filing of the initial brief(s). Initial and reply briefs may be amended by the submitting party at any time, but not later than ten (10) days prior to the date of commencement of the arbitration. Reasonable

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responses will be allowed at the arbitration to new material contained in any amendments filed to the briefs but not previously responded to.

Arbitration Award The board will make its award with regard to this Agreement recognising the custom and the usage of the insurance and reinsurance business. The award will be in writing and will state the factual and a legal basis for the award. The award will be based upon a hearing in which evidence will be allowed and in which the formal rules of evidence will not apply, but in which cross examination and rebuttal will be allowed. At its own election or at the request of the board, either party may submit a post-hearing brief for consideration of the board in its decision within twenty (20) days of the close of the hearing. The board will make its award within thirty (30) days following the close of the hearing or the submission of post-hearing briefs, whichever is later, unless the parties consent to an extension. A decision by the majority of the members of the board will be final and binding upon all parties to the proceeding. Either party may apply to any court of competent jurisdiction for an order confirming the award; a judgement of such court will thereupon be entered on the award. If such an order is issued, the attorneys’ fees of the party so applying and court costs will be paid by the party against whom confirmation is sought

Arbitration Expense Each party will bear the expense of the one arbitrator to be selected by it and will jointly and equally bear with the other party(ies) the expense of any stenographer requested, and of the umpire. The remaining costs of the arbitration proceedings will be finally allocated by the board.

Discovery Subject to customary and recognised legal rules of privilege, each party participating in the arbitration will have the obligation to produce as witnesses to the arbitration such of its employees or those of its affiliates or of its brokers or agents as any other participating party may request, providing always that the same witnesses and documents be relevant to the issues before the arbitration and provided further that the parties may mutually agree as to further discovery prior to the arbitration. The umpire will be the final judge of rules of privilege and as to relevancy of any witnesses and documents upon the petition of any participating party, and may require such disclosure as he or she sees fit.

Consolidation To the extent agreed by the Company, the original arbitrating Reinsurer and other Reinsurers hereon where the issues in dispute between the Company and the original arbitrating Reinsurer are related or largely identical or similar with issues in dispute between the Company and other Reinsurers hereon, all parties may join together in a consolidated arbitration under the terms and conditions contained in this Agreement to resolve all common issues, provided however, that;

a)	the two (2) arbitrators and umpire will be appointed by the Company and the original arbitrating Reinsurer;

b)	each party to a consolidated arbitration will have the right to its own attorney, position, and related claims and defences;

c)	each party will not, in presenting its position, be prevented from presenting its position by the position put forth by any other party; and

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d)

the cost and the expenses of the arbitration, including the fees of the arbitrators, exclusive of attorney’s fees, which will be borne exclusively by the respective retaining party, will be borne pro rata by each party participating in the consolidated arbitration.

Procedure To the extent not otherwise mutually agreed or provided for in this Article, the procedures and rules applicable to arbitration under the laws of the state in which the Company is domiciled, will govern the procedures of the arbitration with the appointed umpire fulfilling the role and authority of the judge unless the parties otherwise mutually agree.

ARTICLE 14

SERVICE OF SUIT

It is agreed that in the event of the failure of the Reinsurers hereon to pay any amount claimed to be due hereunder, the Reinsurers hereon, at the request of the Company, will submit to the jurisdiction of a Court of competent jurisdiction within the United States. Nothing in this Clause constitutes or should be understood to constitute a waiver of Reinsurers’ rights to commence an action in any Court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another Court as permitted by the laws of the United States or of any State in the United States. It is further agreed that service of process in such suit may be made upon Messrs Mendes and Mount, 750 Seventh Avenue, New York, New York 10019-6829, and that in any suit instituted against any one of them upon this Agreement, Reinsurers will abide by the final decision of such Court or of any Appellate Court in the event of an appeal.

The above-named are authorized and directed to accept service of process on behalf of Reinsurers in any such suit and/or upon the request of the Company to give a written undertaking to the Company that they will enter a general appearance upon Reinsurers’ behalf in the event such a suit shall be instituted.

Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefore, Reinsurers hereon hereby designate the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as their true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Agreement of insurance (or reinsurance), and hereby designate the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.

ARTICLE 15

INSOLVENCY

In the event of the insolvency of the Company, the reinsurance under this Agreement shall be payable by the Reinsurer to the Company or its liquidator, receiver or statutory successor on the basis of the liability of the Company under the Original Policy or policies reinsured, without diminution because of the insolvency of the Company, except as provided by Section 4118 (a) of the New York Insurance Law except (a) where this Agreement specifically provides another payee for such insurance in the event of the insolvency of the Company and (b) where a

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Reinsurer(s) subscribing a participation hereunder with the consent of the original insured or insureds, has assumed such policy obligations of the Company to such payees.

If the Company should become insolvent, then the liquidator, receiver or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of any claim against the Company which is likely to produce a loss under this Agreement within a reasonable time after such claim if filed in the insolvency proceeding; during the pendency of such claim, the Reinsurer under this Agreement may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which the Reinsurer may deem available to the Company or its liquidator or receiver or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the insolvent Company as part of the expense of liquidation to the extent of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

If those Reinsurers subscribing a majority participation in this Agreement elect to interpose defense to a claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expenses had been incurred by the Company.

Should the Company go into liquidation or should a receiver be appointed the Reinsurer shall be entitled to deduct from any sums which may be due or may become due to the Company under this Agreement, any sums which are due to the Reinsurer by the Company under this Agreement and which are due at a fixed or stated date, as well as any other sums due to the Reinsurer which are permitted to be offset under applicable law.

ARTICLE 16

THIRD PARTY RIGHTS (BRMA 52C)

This Agreement is solely between the Company and the Reinsurer, and in no instance shall any other party have any tights under this Agreement except as expressly provided otherwise in the Insolvency Article.

ARTICLE 17

SEVERABILITY

If any provision of this Agreement shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any oilier provision of this Agreement or the enforceability of such provision in any other jurisdiction.

ARTICLE 18

CONFIDENTIALITY

For a period of three years following the termination or expiration of this Agreement, the contracting parties undertake to regard the terms of this Agreement (and any confidential, proprietary information relating thereto provided in writing to such other party) as confidential, with the parties to effect the same prudence and care afforded by such party to its own confidential, proprietary information. Each party further agrees that it shall not disclose any of

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such information to any third party without the prior written consent of the other party or except as may be required by applicable law or regulation, or by legal process (including without limitation as may be required by United States Federal tax law or regulation), or to the auditors, professional advisors, accountants, retrocessionaires, related managing general agents, directors or officers of such party with a reasonable need to know such information. Except as expressly set forth above, the parties agree and acknowledge that this Article is not intended to restrict or limit the conduct of the other party’s current or proposed business.

ARTICLE 19

ENTIRE AGREEMENT (BRMA 74B)

This Agreement constitutes the entire agreement between the parties. In no event shall this Agreement provide any guarantee of profit, directly or indirectly, from the Reinsurer to the Company or from the Company to the Reinsurer. This Agreement may be clarified, amended or modified only by written agreement signed by both parties. Such written agreement shall become part of this Agreement.

ARTICLE 20

LAW AND JURISDICTION

This Agreement shall be governed by the laws of the State of Florida and shall be subject to the jurisdiction of the courts of the United States of America (subject to the provisions of the Service of Suit Clause (U.S.A.).

ARTICLE 21

INTERMEDIARY

BMS Intermediaries Ltd., One America Square, London, EC3N 2LS is hereby recognized as the Intermediary negotiating this Agreement for all business hereunder. All communications (including but not limited to notices, statements, premiums, return premiums, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through BMS Intermediaries Ltd. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed only to constitute payment to the Company to the extent that such payments are actually received by the Company.

ARTICLE 22

MODE OF EXECUTION

A.	This Agreement may be executed by:

1.	an original written ink signature of paper documents;

2.	an exchange of facsimile copies showing the original written ink signature of paper documents;

3.	electronic signature technology employing computer software and a digital signature or digitizer pen pad to capture a person’s handwritten signature in such a manner

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that the signature is unique to the person signing, is under the sole control of the person signing, is capable of verification to authenticate the signature and is linked to the document signed in such a manner that if the data is changed, such signature is invalidated.

B.

The use of any one or a combination of these methods of execution shall constitute a legally binding and valid signing of this Agreement. This Agreement may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.

Signed in St Petersburg, Florida this 20 day of June, 2008

For and on behalf of the Company

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Contract No. A84522023

INTERESTS AND LIABILITIES CONTRACT

to

REINSTATEMENT PREMIUM PROTECTION

REINSURANCE AGREEMENT

issued to

UNITED PROPERTY AND CASUALTY INSURANCE COMPANY

St Petersburg, Florida

(hereinafter referred to as the “Company”)

by

(hereinafter referred to as the “Subscribing Reinsurer”)

The Subscribing Reinsurer’s share in the Interests and Liabilities of the Reinsurers as set forth in the AGREEMENT attached hereto and made part of this Contract shall be for the percentage stated below.

The share of the Subscribing Reinsurer in the Interests and Liabilities of the Reinsurers in respect of the said AGREEMENT shall be separate and apart from the shares of the other Subscribing Reinsurers to the said AGREEMENT, and the Interests and Liabilities of the Subscribing Reinsurer shall not be joint with those of the other Subscribing Reinsurers and in no event shall the Subscribing Reinsurer participate in the Interests and Liabilities of the other Subscribing Reinsurers.

The terms of this Interests and Liabilities Contract shall be from 12:01 Local Standard Time at the location where the loss occurrence commences, 1st June, 2008 until Eastern 12:01 Local Standard Time at the location where the loss occurrence commences 1st June, 2009.

Signed in                 . this          day of             , 2008

For and on behalf of the Subscribing Reinsurer:

Participation hereon:

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